SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      August 22, 2003

MID-ATLANTIC REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-12286	52-1832411

(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 West Ridgely Road, Suite 210, Lutherville, MD 21093

(Address of Principal Executive Offices/Zip Code)

Registrant’s telephone number, including area code:      (410) 684-2000

Not Applicable

(Former Name or Former Address, if changed since last Report)

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE.

Shareholder Litigation Settlement

On August 22, 2003, Mid-Atlantic Realty Trust (the “Company”) entered into a Memorandum of Understanding (“MOU”) for the settlement and release of all claims against the Company, MART Limited Partnership, LP, each of the Company’s trustees and Kimco Realty Corporation (collectively, the “Defendants”) in a Consolidated Amended Class Action Complaint filed on July 30, 2003 in the Circuit Court for Baltimore County (the “Class Action Litigation”). The Class Action Litigation is a consolidation of substantially similar shareholder lawsuits filed against the Defendants in June 2003, following the Company’s announcement that it and Kimco Realty Corporation (“Kimco”) had entered into a definitive merger agreement on June 18, 2003, which was subsequently amended on July 14, 2003 (the “Merger Agreement”).

Pursuant to the MOU, the parties agreed, subject to the conditions described below, to enter into a stipulation of settlement and use best efforts to gain approval of the settlement by the court. Under the terms of the settlement, the Defendants admit to no wrongdoing or fault. The MOU for the proposed settlement of the litigation contemplates a dismissal of all claims with prejudice and a release in favor of all Defendants of any and all claims related to the proposed transaction that have been or could have been asserted by the plaintiffs or any members of the putative class. Pursuant to the MOU, we have agreed to include in the proxy statement certain additional disclosures regarding the merger. Additionally, we and Kimco have agreed to reduce the maximum termination fee payable Kimco in certain circumstances, as discussed below, by $1,000,000, from $15,500,000 to $14,500,000, within two weeks of the execution of the memorandum of understanding.

The proposed settlement of the litigation is subject to numerous conditions, including (i) the completion of confirmatory discovery; (ii) execution of a settlement agreement containing a provision permitting defendants to terminate the settlement if, prior to final court approval, another shareholder action challenging the merger is filed and pending, and has not been consolidated with this action at the time the settlement is presented to the court for approval; (iii) approval of the merger by the Company’s shareholders; (iv) Kimco having available to it sources of capital sufficient to effectuate the merger, (v) the closing of the merger; and (vi) final approval of the settlement by the Court.

If these conditions are satisfied, subject to Court approval, the plaintiffs’ counsel will seek and the Company will pay the plaintiffs’ counsel the sum of $475,000 in settlement of this claim for attorneys’ fees and expenses, of which $187,500 will be paid by the Company’s insurance carrier. This amount will not be paid out of monies from Kimco that would have otherwise been paid to the Company’s public shareholders in the merger. The Court’s approval of the settlement is not conditioned on the Court’s approval of the parties’ resolution of the plaintiffs’ counsel’s claim for attorneys’ fees and the Court may approve the settlement without regard to whether it approves the parties’ resolution of the claim of the plaintiffs’ counsel for attorneys’ fees. Any proceedings or order relating to the resolution of the plaintiffs’ counsel’s claim for attorneys’ fees will not affect or delay the effectiveness or finality of the judgment approving the settlement. The attorneys’ fees will be paid within 10 business days of the entry of the final order of the Court.

Because the completion of the merger is conditioned upon no temporary restraining order, ruling or preliminary or permanent injunction or other legal restraint being in effect which prevents, materially delays or impairs the completion of the transactions contemplated by the Merger Agreement, if the parties do not proceed with the proposed settlement and plaintiffs in the litigation move for such relief, and such relief is granted, the merger may be delayed or in some instances the Merger Agreement may be terminated.

Amendment to Merger Agreement

Pursuant to the terms of settlement of the shareholder litigation described above, on August 26, 2003, the Company and Kimco amended the Merger Agreement to reduce the termination fee set forth in Section 9.2(b) of the Merger Agreement from $15,500,000 to $14,500,000.

A copy of the Amendment to Amended Agreement and Plan of Merger is filed as Exhibit 2.1 to this Current Report on Form
8-K.

ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) and (b) Not Applicable.

(c)	Exhibits. The following exhibit is filed with this report:

NUMBER	EXHIBIT

2.1	Amendment to Amended Agreement and Plan of Merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MID-ATLANTIC REALTY TRUST (Registrant)

Date: August 27, 2003	/S/ F. PATRICK HUGHES
F. Patrick Hughes
President and Chief Executive Officer

EXHIBIT INDEX

NUMBER	EXHIBIT

2.1	Amendment to Amended Agreement and Plan of Merger

5